Exhibit 10.38

FORM OF MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (the “Agreement”) is made and entered into effective as of the              day of                     , 2014 (the “Effective Date”) by and between                      (“Practice”) and American Addiction Centers, Inc. (“Manager”).

RECITALS

WHEREAS, Practice provides addiction treatment and related medical services through physicians and mid-level providers (“Practitioners”) at one or more behavioral health facilities (the “Facilities”) in the State of California (the “State”) that are owned or operated by Manager or its affiliates; and

WHEREAS, Manager provides management, administrative and consulting services to medical practices and offers various systems that are designed to support the Practice in a manner that enables the provision of quality medical services; and

WHEREAS, Practice desires to engage Manager to provide management, administrative and consulting services to Practice so that it may concentrate its efforts and time more fully on the practice of medicine and on the delivery of quality medical and/or nursing services to patients at the Facilities; and

WHEREAS, Manager is willing to provide said services to Practice on the terms and conditions provided in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE 1

ENGAGEMENT AND TERM

1.1 Engagement of Manager. Practice hereby engages Manager to provide management services with respect to Practice as described in this Agreement on the terms and conditions described herein, and Manager accepts such engagement, subject to the terms and conditions of this Agreement.

1.2 Term. The term of this Agreement, including the Initial Term and any Renewal Term (the “Term”) shall continue until terminated as provided in Article 6 of this Agreement.

ARTICLE 2

DUTIES AND RESPONSIBILITIES OF MANAGER

During the Term, subject to the provisions of Section 3.1 herein, Manager shall provide, in exchange for the Management Fee, all such services as are necessary and appropriate for the day-to-day administration and management of Practice in a manner consistent with good business practice, including without limitation those services set forth in this Article 2.

2.1 Accounting; Financial Services. Manager shall establish and administer accounting procedures and controls and systems for the development, preparation and keeping of records and books of accounting related to the business and financial affairs of Practice. Additionally, should Practice require working capital or additional capital to fund its cost of operations, including the payroll expenses for Practice’s Practitioners, Manager may provide such financing to the Practice, or arrange for such financing on behalf of Practice, on commercially reasonable terms, and Practice shall promise to pay, repay and/or guarantee the payment of any such financing. At no time shall the Manager be obligated to offset, forgive or repay any such financing. Any such financing shall be secured by the accounts receivable of the Practice or the proceeds thereof to the extent permitted by applicable federal or state law.

2.2 Reports and Information. Manager shall furnish Practice in a timely fashion annual or more frequent operating reports and other reports as reasonably requested by Practice, including without limitation financial statements and information.

2.3 Budgets. Manager shall prepare for review by Practice all capital and annual operating budgets for Practice as needed.

2.4 Supplies. Manager shall arrange for the purchase of medical and office supplies to the extent necessary for the operation of the Practice.

2.5 Licenses. Manager shall coordinate all reasonable and necessary actions to maintain all licenses, permits and certificates required for the operation of the Practice.

2.6 Policies and Practice Guidelines. Subject to Section 3.1, Manager shall develop, provide and revise policies and operating procedures pertaining to Practice’s operations (“Practice Guidelines”), subject to Practice’s review and approval.

2.7 Personnel. To the extent allowable under applicable law, Manager shall establish and implement guidelines for the recruitment, selection, hiring, firing, compensation, terms, conditions, obligations and privileges of employment or engagement of Practitioners. Manager will also further assist Practice in recruiting new Practitioners and other personnel and will carry out such administrative functions as may be appropriate for such recruitment, including identifying potential candidates, assisting Practice in examining and investigating the credentials of such potential candidates, and arranging interviews with such potential candidates; provided, however, if required by applicable law, Practice shall interview and make the ultimate decision as to whether to employ or retain a specific candidate. All Practitioners recruited with the assistance of Manager to render professional services on behalf of Practice at the Facilities shall be the employees or independent contractors of Practice, to the extent required by applicable law.

2.8 Training. Manager shall train Practice personnel with respect to all aspects of the Facilities’ operations (other than clinical, medical or patient care), including, without limitation, administrative, financial and equipment maintenance matters.

2.9 Insurance. Manager shall arrange for the purchase by Practice of necessary insurance coverage for Practice and, to the extent applicable, the Practitioners.

2.10 Maintenance of Equipment. Manager shall arrange for the provision of maintenance of the Practice’s equipment, if applicable, subject to Practice maintaining care, custody and control of any medical equipment used in the provision of medical services.

2.11 Expenditures. Manager shall manage all cash receipts and disbursements of Practice, including the payment on behalf of Practice of all taxes, assessments, licensing fees and other fees of any nature whatsoever as the same become due and payable, unless payment thereof is being contested in good faith by Practice.

2.12 Contract Negotiations. Manager shall advise Practice with respect to and negotiate, either directly or on Practice’s behalf, as appropriate and permitted by applicable law, such contractual arrangements with third parties as are reasonably necessary and appropriate for Practice’s provision of healthcare services at the Facilities, including, without limitation, price agreements with third party payors, alternative delivery systems, or other purchasers of group healthcare services; provided that no contract or arrangement regarding the provision of medical care at the Facilities or otherwise shall be entered into without Practice’s consent. Manager shall also provide community relations services if requested by Practice.

2.13 Billing and Collection. Subject to Section 2.14 below, on behalf of and for the account of Practice, Manager shall establish and maintain credit and billing and collection policies and procedures and shall exercise reasonable efforts to bill and collect, or arrange for a third party billing and collection services company to bill and collect, in a timely manner all professional and other fees for all billable services provided by Practice. In connection with the billing and collection services to be provided hereunder, Practice hereby appoints Manager (or its designee) as Practice’s exclusive true and lawful agent, and Manager hereby accepts such appointment, solely for the following purposes:

(a) To bill (or arrange for the billing), in Practice’s name and on Practice’s behalf, all claims for reimbursement or indemnification from patients, insurance companies and plans, all state or federally funded benefit plans and all other third party payors or fiscal intermediaries/carriers for all covered billable medical care provided by or on behalf of Practice; and

(b) To collect and receive (or arrange for the collection and receipt), in Practice’s name and on Practice’s behalf, all accounts receivable generated by the Practice’s billings and claims for reimbursement, to take possession of, endorse in the name of Practice, and deposit into Practice’s account any notes, checks, money orders, insurance payments, and any other instruments received in payment of accounts receivable for medical care provided by or on behalf of Practice, to administer such accounts including, but not limited to, extending the time or payment of any such accounts for cash, credit or otherwise; discharging or releasing the obligors of any such accounts; suing, assigning or selling at a discount such accounts to collection agencies; or taking other reasonable measures to require the payment of any such accounts.

Upon request of Manager, Practice shall execute and deliver to the financial institution at which Practice’s account is maintained such additional documents or instruments as Manager may reasonably request to demonstrate its authority.

2.14 Deposit of Governmental Payor Funds. To the extent applicable, Practice and/or Manager shall deposit in Practice’s account (i.e., a bank account Practice shall have exclusive dominion and control over that is opened by Practice at a bank mutually agreed upon by the parties, whose deposits are FDIC insured and that is not providing financing to Practice or Manager, or, if it is providing financing to Practice or Manager, such bank has stated in writing in the applicable loan agreement that it waives its right of offset) any and all governmental payor (i.e., Medicare, Medicaid, TRICARE, etc.) collections collected by Practice or by Manager on Practice’s behalf pursuant to Section 2.13 above (or any other payments required by law to pass first through the sole control of Practice) with respect to services provided at the Facilities. To the extent that Practice, any of its employees or agents receives funds for services paid for or reimbursed by governmental payors, such funds shall be deposited in Practice’s account.

2.15 Litigation Management. Manager shall (a) manage and direct (subject to any malpractice insurance policies or requirements) the general defense of all claims, actions, proceedings or investigations against Practice or any of its officers, directors, employees or agents in their capacity as such and arising out of or related to the operation of Practice, and (b) manage and direct the initiation and prosecution of all claims, actions, proceedings or investigations brought by Practice against any person other than Manager with respect to the operation of Practice.

ARTICLE 3

RELATIONSHIP OF THE PARTIES

3.1 Sole Authority to Practice. Notwithstanding the other provisions of this Agreement, Practice shall have exclusive authority and control over the healthcare aspects of Practice and its practice to the extent they constitute the practice of a licensed profession, including all diagnosis, treatment and ethical determinations with respect to patients which are required by law to be decided by a licensed professional. Any delegation of authority by Practice to Manager that would require or permit Manager to engage in the practice of a profession shall be prohibited and deemed ineffective, and Practice shall have the sole authority with respect to such matters. Manager shall not be required or permitted to engage in, and Practice shall not request Manager to engage in, activities that constitute the practice of medicine, nursing or another similar profession in the states in which Practice operates. Manager shall not direct, control, attempt to control, influence, restrict or interfere with Practice’s or any of the physicians’ or Practitioners’ exercise of independent clinical, medical or professional judgment in providing healthcare or medical related services.

3.2 Relationship of the Parties. Nothing contained herein shall be construed as creating a partnership, trustee, fiduciary joint venture or employment relationship between Manager and Practice. In performing all services required hereunder, Manager shall be in the relation of an independent contractor to Practice, providing services to the Facilities operated by Practice.

3.3 No Patient Referrals. Manager shall neither have nor exercise any control or direction over the number, type or recipient of patient referrals and nothing in this Agreement shall be construed as directing or influencing such referrals. Nothing in this Agreement is to be construed to restrict the professional judgment of Practice or any Practitioner to use any medical practice or facility where necessary or desirable in order to provide proper and appropriate treatment or care to a patient or to comply with the wishes of the patient. No part of this Agreement shall be construed to induce, encourage, solicit or reimburse the referral of any patients or business, including any patient or business funded in whole or in part by federal or state government programs (i.e., Medicare, Medicaid, TRICARE, etc.). The parties acknowledge that there is no requirement under this Agreement or any other agreement between the parties that either refer patients to the other or any of their respective affiliates. No payment made under this Agreement shall be in return for the referral of patients or business, including those paid in whole or in part by federal or state government programs.

3.4 Compliance with Corporate Practice of Medicine. The parties hereto have made all reasonable efforts to ensure that this Agreement complies with the corporate practice of medicine prohibitions in the states in which it operates. The parties hereto understand and acknowledge that such laws may change, be amended, have guidance or have a different interpretation and the parties intend to comply with such laws in the event of such occurrences. Under this Agreement, Practice and its Practitioners shall have the exclusive authority and control over the medical aspects of Practice to the extent they constitute the practice of medicine, while Manager shall have the sole authority to manage the business aspects of Practice as more fully described in Article 2 of this Agreement. Manager shall not direct, control, attempt to control, influence, restrict or interfere with Practice’s or any of its Practitioners’ exercise of independent clinical, medical or professional judgment in providing healthcare or medical related services.

ARTICLE 4

RESPONSIBILITIES OF PRACTICE

Practice shall provide and perform the following during the Term:

4.1 Practitioners. Subject to Article 2 and to the right of Manager to establish and implement guidelines for the recruiting, selection, hiring, firing, compensation, terms, conditions, obligations and privileges of employment or engagement of Practitioners who work in the Facilities, Practice shall have the authority to engage (whether as employees or as independent contractors), promote, discipline, suspend and terminate the services of all licensed professional/clinical employees. Practice shall employ or contract with all Practitioners who provide professional or clinical services on behalf of Practice in the Facilities upon terms mutually satisfactory to Practice and Manager. Practice shall control all aspects of the practice of medicine, including clinical training and clinical supervision of the Practitioners. Notwithstanding the foregoing, Practice and Manager shall mutually agree on the amount of compensation payable to Practitioners who work in the Facilities. Practice shall ensure that all Practitioners employed or contracted by Practice to work in the Facilities are appropriately supervised with respect to the provision of services to patients in accordance with all applicable laws. Specifically, Practice and its supervising physician(s) shall have full responsibility for and shall supervise and control all Practitioners employed or engaged by Practice to provide medical or health-related services in the Facilities as required by applicable law. Practice shall consult with Manager from time to time regarding the number, work schedules and evaluation of the Practitioners employed or engaged by Practice to work in the Facilities. Practice shall staff the Facilities as required for the efficient operation of the Facilities, and as otherwise necessary to meet the requirements of payor contracts and applicable law. In addition, each Practitioner employed or engaged by Practice to work in the Facilities shall:

4.1.1 Maintain an unrestricted license to practice in the states in which it operates, maintain all required narcotics and controlled substances numbers and licenses, including without limitation a DEA registration or permit, and maintain good standing with the applicable professional boards;

4.1.2 Perform services and otherwise operate in accordance with all laws and with prevailing and applicable standards of care;

4.1.3 Maintain his or her skills through continuing education and training;

4.1.4 Maintain eligibility for professional liability insurance for his or her specialty;

4.1.5 In the case of nurse practitioners or physician assistants, practice under a licensed physician’s supervision, control and responsibility as required by applicable law. Each such collaboration plan or supervision arrangement must be reviewed and approved by Practice and Manager, before the Practitioner shall be permitted to practice on behalf of Practice in the Facilities. In addition, Practice and Manager must approve the collaborating or supervising physician based upon standards established by Practice and Manager from time to time;

4.1.6 Avoid all personal acts, habits and usages which might injure in any way, directly or indirectly, his or her professional judgment or professional reputation; and

4.1.7 Not be (and shall avoid being) suspended or excluded from any federal or state healthcare program (e.g., Medicare, Medicaid or TRICARE).

4.1.8 Subject to Section 3.1, adhere to the Practice Guidelines, except to the extent that verbal authority is given to deviate from the Practice Guidelines in each particular instance by a supervising physician or other physician employee of Practice.

4.2 Security Interest. To secure Practice’s obligations to Manager hereunder, Practice herby grants Manager a security interest, to the extent permitted by applicable law in each case, in all property, if any, which Practice may now own or may hereafter acquire (the “Collateral”) including, without limitation the following:

4.2.1 All inventory of Practice, whether now owned or hereafter acquired;

4.2.2 All equipment, machinery, tools, fixtures, furnishings, leasehold improvements, furniture, vehicles or goods of Practice, whether now owned or hereafter acquired;

4.2.3 All accounts receivable, accounts, contracts, contract rights, chattel paper, and chooses in action, now or hereafter due or owing to, or owned by, Practice;

4.2.4 All general intangibles now or hereafter owned by Practice, including, without limitations, books and records, notes, instruments, licenses, and trade names;

4.2.5 All insurance policies and proceeds thereof; and

4.2.6 All proceeds and products of the foregoing.

Practice shall execute such financing statements and other documents as shall be necessary to perfect (and maintain the perfection of) said security interest as requested by Manager. Upon a default hereunder or other breach that results in the termination of this Agreement, or non-payment by Practice hereunder that is not cured by Practice within thirty (30) days after receipt of written notice of default, Manager shall be entitled to exercise all rights and remedies under state law including, without limitation, all rights and remedies of a secured party under the Uniform Commercial Code for the applicable state in which Practice operates. Practice shall not sell, assign, transfer or encumber any of the Collateral without Manager’s prior written consent. Practice acknowledges and understands that Manager may assign the foregoing security interest in the Collateral to any Person or entity that may from time to time provide financing to Manager, and Practice consents to such assignment.

ARTICLE 5

FINANCIAL ARRANGEMENTS

5.1 Application of Payments. The parties agree that Manager shall apply Practice’s monthly revenues (including any revenues received from the Facilities in return for professional services rendered at the Facilities) for the following purposes, in the order set out below:

5.1.1 Patient/Payor Refunds. The Practice revenues shall first be applied to pay any refunds or rebates owed to patients or payors.

5.1.2 Costs and Expenses of Clinical Personnel. Practice revenues shall next be applied to pay all costs and expenses, including the salary, bonus and benefit expenses and other compensation, of all Practitioners and any other employees or contractors of Practice providing services at the Facilities.

5.1.3 Practice Leases. Practice revenues shall next be applied to Practice lease payments, if any.

5.1.4 Other Purchases and Expenses. Practice revenues shall next be applied to reimburse Manager for all of its direct costs and expenses (including malpractice insurance expenses) incurred under this Agreement for the benefit of Practice and applied to any other Practice purchases and/or expenses incurred by the Practice.

5.1.5 Management Fee. Practice revenues shall next be applied to pay Manager a monthly management fee (the “Management Fee”) in an amount equal to twenty percent (20%) of the Practice’s collected revenues.

5.1.6 Repayment. Practice revenues shall next be applied to repay outstanding debt owed by Practice to Manager.

5.1.7 Balance. The balance of Practice’s revenues shall be retained by Practice.

The Management Fee shall be paid monthly in arrears based on the Practice’s net pre-tax income, subject to an annual reconciliation process. Manager shall send in writing, electronically or otherwise monthly invoices to Practice. The parties agree that the Management Fee is fair and equitable, commercially reasonable and consistent with fair market value in exchange for the management services provided hereunder.

5.2 Budget. Manager shall prepare an annual budget for Practice showing expected revenues and expenses of Practice, and shall revise such budgets as the parties deem appropriate from time to time.

ARTICLE 6

TERM AND TERMINATION

6.1 Term. The initial term of this Agreement shall be for ten (10) years from the Effective Date (the “Initial Term”). This Agreement shall automatically renew for additional five (5) year terms after the Initial Term, on the same terms, conditions and provisions as contained herein, together with any authorized and approved amendments hereto (each a “Renewal Term”), unless otherwise earlier terminated as provided herein.

6.2 Termination By Manager Without Cause. At any time Manager may terminate this Agreement without cause upon ninety (90) days advance written notice to Practice.

6.3 Immediate Termination By Manager. Manager shall have the right, but not the obligation, to terminate this Agreement immediately upon notice to Practice of any of the following events:

6.3.1 The revocation, suspension, cancellation or restriction, in any manner, of the license to practice medicine in any state in which it operates.

6.3.2 The conviction of Practice, any shareholder of Practice or any Practitioner employed or engaged by Practice to work in the Facilities of any crime punishable as a felony under federal or state law or of any health care crime.

6.3.3 The cancellation or non-renewal of the professional or malpractice insurance of Practice, any shareholder of Practice or any Practitioner employed or engaged by Practice to work in the Facilities.

6.3.4 The dissolution of Practice.

6.3.5 The suspension or exclusion of Practice, any shareholder of Practice or any Practitioner employed or engaged by Practice to work in the Facilities from any state or federal healthcare program (e.g., Medicare, Medicaid, or TRICARE).

6.3.6 Failure of Practice to pay the Management Fee in the time frames set forth in Article 5 hereof and after written notice from Manager and an additional reasonable opportunity to cure.

6.4 Immediate Termination By Practice. Practice shall have the right, but not the obligation, to terminate this Agreement immediately upon notice to Manager of any of the following events:

6.4.1 The conviction of Manager of any crime punishable as a felony under federal or state law or of any health care crime.

6.4.2 The suspension or exclusion of Manager from any state or federal healthcare program (e.g., Medicare, Medicaid, or TRICARE).

6.5 Termination By Either Party. This Agreement may be terminated as follows:

(a)	By mutual written agreement of the parties.

(b)	By either party immediately upon the filing of a petition in bankruptcy or the insolvency of the other party.

(c)	By either party upon a material breach of a material provision hereof by the other party, provided that the non-breaching party provides the breaching party with ninety (90) days written notice of any such breach, during which period of time the breaching party shall have the opportunity to cure any such breach (or in the event of a non-monetary breach which is not curable within such 90 day period the breaching party shall have the opportunity to commence cure of any such breach). If any such breach is cured by the breaching party during such period of time (or in the event of a non-monetary breach which is not curable within such 90 day period but the breaching party has commenced to cure such breach and does continue to cure such breach with the exercise of due diligence), it shall be as if such breach never occurred and this Agreement shall continue in full force and effect, unaffected by the non-breaching party’s notice.

(d)	By either party pursuant to Section 10.15 (“Limited Renegotiation”) hereof.

6.6 Effect of Termination. In the event of termination, Practice shall no longer have any right to any of the services provided by Manager hereunder and shall no longer have the right to use or otherwise benefit from the Marks (as defined in Section 8.1) or Intellectual Property (as defined in Section 8.2), in any form or fashion or any similar name, trademark or logo. Practice shall return to Manager any equipment, records and other items provided hereunder and cease using the Marks or Intellectual Property, and any trademarks, service mark or other name similar thereto. Practice shall also immediately take all steps necessary to change its trade names to cease using the Marks.

ARTICLE 7

RECORDS AND RECORD KEEPING

7.1 Access to Information. Practice hereby authorizes and grants to Manager reasonable access to information, instruments and documents relating to Practice that may be reasonably requested by Manager to perform its obligations hereunder and shall disclose and make available to representatives of Manager for review and photocopying all such books, agreements, papers, records and information.

7.2 Patient Records.

7.2.1 The management services herein shall include Manager’s retention and maintenance of patient medical records on behalf of Practice, to the extent permitted by, and in full accordance with all applicable laws and regulations regarding confidentiality and retention and ownership of records.

7.2.2 At all times during and after the Term of this Agreement, all business records and information, including, without limitation, all books of account and general administrative records and all information generated under or contained in the management information system pertaining to Practice shall be and remain the sole property of Practice.

7.2.3 Practice shall at all times during the Term, and at all times thereafter, make available to Manager for inspection by its authorized representatives, during regular business hours, any of Practice’s records necessary for Manager to perform its services and carry out its responsibilities hereunder or necessary for the defense of any legal or administrative action or claim relating to said records.

7.3 Confidentiality of Records. Manager and Practice will adopt procedures to assure the confidentiality of the records relating to the operations of Manager and Practice and the Facilities, including, without limitation, all statistical, financial and personnel data related to the operations of Manager and Practice and the Facilities, which information is not otherwise available to third parties publicly or by law.

7.4 Maintenance, Retention and Storage of Records. Manager agrees to maintain, retain and store on behalf of Practice, in such form and manner as required by applicable law, all records relating to Practice and in its possession, including, but not limited to, patient medical records, at its sole cost and expense, for the longer of (i) ten (10) years, (ii) in cases of patients under minority, their complete records shall be retained for the period of not less than one (1) year after the minor reaches the age of majority, or ten (10) years from the date of Practice’s last professional contact with the patient, whichever is longer, (iii) in the case of mentally incompetent patients, their medical records shall be maintained indefinitely, (iv) in the case of immunization records, those records shall be retained indefinitely, (v) in the case of mammography records, those records shall be retained for a period of at least twenty (20) years, or (vi) the period required by applicable law. Thereafter, Manager shall be entitled to dispose of such patient medical records as it deems necessary or appropriate; provided, however, Manager shall provide prior written notice to Practice of its intent to dispose of such records and shall provide Practice with a sixty (60) calendar day period, from the date that such notice is given by Manager, for Practice to take control of or copy any or all of the records to be disposed of by Manager, at the sole cost and expense of Practice, to the extent permitted by applicable law.

7.5 HIPAA. Manager, as a business associate of Practice, agrees to comply to the extent applicable with all applicable federal, state and local laws, including without limitation the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and all implementing regulations issued pursuant thereto, as may be amended from time to time (45 CFR Parts 160-164). Manager shall protect the confidentiality, privacy and security of all medical records or other health-related information that Manager or any employee or agent of Manager creates or receives for or from Practice pursuant to this Agreement. Manager agrees to comply with the HIPAA Business Associate Addendum attached hereto as Addendum A and incorporated by reference.

ARTICLE 8

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY INFORMATION

8.1 Limited License. Manager hereby grants to Practice the nonexclusive right and license to use any names, trademarks, service marks, design marks or logos provided by Manager to Practice in connection with this Agreement or otherwise utilized by Practice in connection with this Agreement (collectively, the “Marks”) during the Term of this Agreement and subject to the prior written approval of Manager. Manager is and shall be the sole owner and holder of all right, title and interest to the Marks. Immediately upon the expiration or termination of this Agreement for any reason, Practice shall cease all uses of the Marks and any similar name, trademark or logo. Practice acknowledges Manager’s ownership of the Marks and agrees that it will do nothing inconsistent with the ownership, validity, goodwill or value of the Marks. All use of the Marks by Practice and all goodwill associated therewith shall inure to the benefit of and be on behalf of Manager. Practice will not register or seek to register any trademark or service mark which includes the Marks, alone or in composite form with other words or designs, nor will Practice register or seek to register any trademark or service mark which would be similar to the Marks. Without limiting the generality of the foregoing, Practice shall not assert or claim that the Marks are descriptive, generic or otherwise attack the validity, title or any rights of Manager in or to the Marks or any Intellectual Property (as hereinafter defined). Practice will not sublicense the Marks or Practice’s rights under this Agreement without the prior written consent of Manager.

8.2 Proprietary Property. Manager is and shall be the exclusive owner and holder of all right, title and interest to the proprietary property of Manager, including without limitation, all copyrights, Marks, trade secrets, Confidential Business Information (as defined below), management information systems, forms, form contracts and policy manuals (collectively the “Intellectual Property”). Practice agrees that it shall not at any time knowingly harm, misuse or bring into disrepute the proprietary property of Manager. Practice shall promptly notify Manager in writing in the event it becomes aware of any third party infringing, misusing or otherwise violating any of the Marks or the Intellectual Property, or who that party believes is, or may be infringing, diluting or otherwise derogating the Marks or the Intellectual Property. Manager represents and warrants that all Intellectual Property is free from infringement or other adverse claims and agrees to defend, indemnify, and hold Practice harmless from and against any losses, damages or expenses (including attorneys’ fees) arising from any third party claim.

8.3 Use of Management Information System (MIS). Practice shall use all software and hardware provided by Manager pursuant to this Agreement only for the purpose of conducting Practice’s practice in the Facilities and solely in accordance with and subject to all of the terms and conditions of any license or sublicense agreements, leases or any other agreements that such software and hardware are subject to, and shall not allow or permit any person to use the software or hardware or any portion thereof in violation of this Agreement or any such license, sublicense, agreements, lease or any other agreements.

8.4 Manager Confidential Business Information. Practice acknowledges that during the course of its relationship with Manager hereunder, Practice may be given access to or may become acquainted with Manager’s Confidential Business Information (as defined below). In recognition of the foregoing and in addition to any other requirements of confidentiality under applicable law, Practice hereby agrees not to disclose or use any of the Manager’s Confidential Business Information (except in connection with the services rendered to Practice hereunder) during the Term of this Agreement and an additional period of five (5) years thereafter. For purposes of this Agreement, “Manager’s Confidential Business Information” shall mean any and all information, know-how and data, technical or non-technical, whether written, oral, electronic, graphic or otherwise of Manager that is reasonably considered or treated as confidential and proprietary, and shall include, but not be limited to:

(a)	business methods;

(b)	facilities and locations;

(c)	billing policies, procedures, processes and records;

(d)	tax returns and records;

(e)	any records, memoranda and correspondences dealing with the business of Manager;

(f)	financial, pricing and operational information, including all insurance records;

(g)	internal memoranda, emails or correspondence;

(h)	form agreements, checklists or pleadings;

(i)	contracts or agreements executed by or on behalf of Manager with any person or entity, including, but not limited to, hospitals, clinics and medical practices or offices;

(j)	information regarding advantageous business relationships with hospitals, other facilities, clinics and medical practices or offices;

(k)	suppliers, marketing, and other information and know-how, all relating to or useful in Manager’s business and which have not been disclosed to the general public;

(l)	this Agreement and any agreements contemplated hereby;

(m)	operational and business systems, policies and procedures;

(n)	software and processes;

(o)	systems design;

(p)	algorithms;

(q)	business strategies;

(r)	business opportunities;

(s)	customer lists and information;

(t)	research and technical information;

(u)	outcomes and related data; and

(v)	intellectual property, know-how and trade secrets.

Practice agrees and acknowledges that the Manager’s Confidential Business Information, as such may exist from time to time, constitutes valuable, confidential, special and unique assets of Manager. The parties hereto agree that the documents relating to the business of Manager, including all of Manager’s Confidential Business Information, are the exclusive property of Manager. Practice understands and agrees that its obligations and duties under this Section do not cease upon termination of this Agreement and, further, Practice shall return all such documents (including any copies thereof) to Manager immediately upon the termination of this Agreement.

ARTICLE 9

NONCOMPETITION AND NONSOLICITATION PROVISIONS

9.1 During the Term of this Agreement and for a period of two (2) years after the termination or expiration of this Agreement for any reason, Practice and each of its physician shareholders (each individually referred to as “Shareholder”) shall not, without Manager’s prior written consent, directly or indirectly, anywhere within the Restricted Territory (as defined below): (i) establish, own or operate a medically assisted addiction therapy clinic or facility staffed by physicians, physician assistants or nurse practitioners and providing the services of physicians, physician assistants and nurse practitioners to the general public in a manner similar to the medically assisted addiction therapy clinic operated by the Facilities pursuant to this Agreement or (ii) in direct competition with Manager engage in or participate in the management of medically assisted addiction therapy clinics or facilities staffed by physicians, physician assistants or nurse practitioners and providing the services of physicians, physician assistants and nurse practitioners to the general public in a manner similar to the Facilities pursuant to this Agreement. For purposes of this Section, “Restricted Territory” shall mean any location within 25 miles of a Facility or other addiction therapy or behavioral health facility owned, operated, or managed by Manager or one of Manager’s affiliates.

9.2 During the Term of this Agreement and for a period of two (2) years after the termination or expiration of this Agreement for any reason, Practice and each Shareholder shall not, directly or indirectly without Manager’s prior written consent:

9.2.1 Solicit, hire or engage any individual working for, or previously working for, Manager, the Facilities, or Practice as an employee, independent contractor, consultant, agent or representative;

9.2.2 Induce or attempt to influence any employee or contractor of Manager, the Facilities, Practice to terminate his, her, or its employment or engagement with Manager, the Facilities or Practice; or

9.2.3 Restrict, limit, interfere, induce or influence any physician, nurse practitioner, physician assistant, nurse, laboratory technician, medical assistant or provider of health professional services that has provided services at the Facilities from becoming an employee or independent contractor of Manager (if permitted by applicable law) or of another practice or professional corporation that is managed by Manager. Practice further agrees to release any such physician, nurse practitioner, physician assistant, nurse, laboratory technician, medical assistant or provider from any non-compete or other similar restrictive covenant so that such individuals can be employed or engaged by Manager (if permitted by applicable law) or by another practice or professional corporation managed by Manager.

9.3 Practice shall ensure that any and all agreements between Practice and any Practitioner contain non-competition agreements and restrictive covenants satisfactory to Manager. Practice and each Shareholder shall take any and all steps necessary to enforce such restrictive covenants with such Practitioners to the fullest extent permitted by law.

9.4 Practice and each Shareholder understands and acknowledges that the foregoing provisions in this Section are designed to preserve the goodwill of Manager and its affiliates, the trade secrets of Manager, and the workforce of Manager and its owned, operated, or managed clinics.

9.5 Practice and each Shareholder understands and acknowledges that violation of this Section 9 will cause irreparable harm to Manager, the exact amount of which will be impossible to ascertain, and for that reason Practice and each Shareholder agrees that Manager shall be entitled to seek, without the necessity of showing any actual damage or posting a bond (unless required by law), from any court of competent jurisdiction temporary or permanent injunctive relief and/ or specific performance of this Agreement restraining Practice from any act prohibited by this Section 9.

9.6 Nothing in this paragraph shall limit Manager’s right to recover any other damages or remedies to which it is entitled as a result of Practice’s or any Shareholder’s breach. If any one or more of the provisions of this Section 9 or any word, phrase, clause, sentence or other portion of this Section 9 (including without limitation the geographical, duration or scope of activity restrictions contained in this Section 9) shall be held to be unenforceable or invalid for any reason, such provision or portion of provision shall be modified or deleted in such a manner so as to make this Section 9, as modified, legal and enforceable to the fullest extent permitted under applicable law.

9.7 The provisions of this Section 9 shall survive the termination of this Agreement.

ARTICLE 10

GENERAL

10.1 Indemnification. Each of Practice and Manager hereby agrees to indemnify, defend and hold harmless the other, its officers, directors, owners, members, employees, agents, affiliates and subcontractors, from and against any and all claims, damages, demands, diminution in value, losses, liabilities, actions, lawsuits and other proceedings, judgments, fines, assessments, penalties, awards, costs and expenses (including reasonable attorneys’ fees), whether or not covered by insurance, arising directly out of (a) any material breach of any provision, warranty or representation contained in this Agreement or (b) any acts or omissions by such indemnifying party, its owners, employees, agents or subcontractors. The provisions of this Section 10.1 shall survive termination or expiration of this Agreement. A party seeking indemnification shall immediately notify the other of any lawsuits or actions, or any threat thereof, that are known or become known to it that might adversely affect any interest of Practice or Manager whatsoever.

10.2 Arbitration. All disputes relative to interpretation of the provisions of this Agreement or any other dispute arising among the parties shall be resolved by binding arbitration pursuant to the rules of the American Arbitration Association then pertaining. Arbitration proceedings shall be held in Nashville, Tennessee. The parties may, if they are able to do so, agree upon one arbitrator; otherwise, there shall be three (3) arbitrators selected to resolve disputes pursuant to this Section 10.2, one named in writing by each party within fifteen (15) days after notice of arbitration is served upon a party by the other party, and a third arbitrator selected by the two (2) arbitrators selected by the parties within fifteen (15) days thereafter. If one party does not choose an arbitrator within such fifteen (15) days, the other party shall request that the American Arbitration Association name such other arbitrator. No one shall serve as arbitrator who is in any way financially interested in this Agreement or in the affairs of either party or its affiliates. Each party shall pay its own expenses of arbitration and one-half of the expenses of the arbitrators. If any position by any party hereunder, or any defense or objection thereto, is deemed by the arbitrators to have been unreasonable, the arbitrators shall assess, as part of their award against the unreasonable party or reduce the award to the unreasonable party, all or part of the arbitration expenses (including reasonable attorneys’ fees) of the other party and of the arbitrators.

10.3 Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties related to the subject matter hereof and supersedes all prior agreements, understandings, and letters of intent relating to the subject matter hereof. This Agreement may be amended, modified or supplemented only by a writing executed by both parties.

10.4 Relationship of the Parties. The relationship of the parties is and shall be that of independent contractors, and nothing in this Agreement is intended as, and nothing shall be construed to create, an employer/employee relationship, partnership or joint venture relationship between the parties, or to allow either to exercise control or direction over the manner or method by which the other performs the services that are the subject matter of this Agreement; provided, however, that the services to be provided hereunder shall always be furnished in a manner consistent with the standards governing such services and the provisions of this Agreement.

10.5 Notices. Any notice or other communication required or desired to be given to either party shall be in writing and shall be deemed given when hand-delivered or deposited in the United States mail, first-class postage prepaid, addressed to the parties at the addresses set forth below. Any party may change the address to which notices and other communications are to be given by giving the other parties notice of such change.

If to Practice:

If to Manager:	American Addiction Centers, Inc. 115 East Park Drive, Second Floor Brentwood, Tennessee 37027 Attn: Michael T. Cartwright, Chairman and Chief Executive Officer Email: fitrx@live.com

With a copy to:

American Addiction Centers, Inc.

115 East Park Drive, Second Floor

Brentwood, Tennessee 37027

Attn.:   Kathryn Sevier Phillips, General Counsel and
Secretary

Fax:   (615) 691-7130

Email:    ksphillips@contactaac.com

10.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which, when taken together, will constitute one and the same instrument.

10.7 Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of Tennessee, without reference to conflict of law principles.

10.8 Assignment. This Agreement shall not be assignable by either party hereto without the express written consent of the other party.

10.9 Waiver. Waiver of any agreement or obligation set forth in this Agreement by either party shall not prevent that party from later insisting upon full performance of such agreement or obligation and no course of dealing, partial exercise or any delay or failure on the part of any party hereto in exercising any right, power, privilege, or remedy under this Agreement or any related agreement or instrument shall impair or restrict any such right, power, privilege or remedy or be construed as a waiver therefor. No waiver shall be valid against any party unless made in writing and signed by the party against whom enforcement of such waiver is sought.

10.10 Binding Effect. Subject to the provisions set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and upon their respective successors and assigns.

10.11 Severability. If any one or more of the provisions of this Agreement is adjudged to any extent invalid, unenforceable, or contrary to law by a court of competent jurisdiction, each and all of the remaining provisions of this Agreement will not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

10.12 Force Majeure. Either party shall be excused for failures and delays in performance of its respective obligations under this Agreement due to any cause beyond the control and without the fault of such party, including without limitation, any act of God, war, terrorism, bio-terrorism, riot or insurrection, law or regulation, strike, flood, earthquake, water shortage, fire, explosion or inability due to any of the aforementioned causes to obtain necessary labor, materials or facilities. This provision shall not, however, release such party from using its best efforts to avoid or remove such cause and such party shall continue performance hereunder with the utmost dispatch whenever such causes are removed. Upon claiming any such excuse or delay for non-performance, such party shall give prompt written notice thereof to the other party, provided that failure to give such notice shall not in any way limit the operation of this provision.

10.13 Authorization for Agreement. The execution and performance of this Agreement by Practice and Manager have been duly authorized by all necessary laws, resolutions, and corporate or partnership action, and this Agreement constitutes the valid and enforceable obligations of Practice and Manager in accordance with its terms.

10.14 Duty to Cooperate. The parties acknowledge that the parties’ mutual cooperation is critical to the ability of Manager to perform successfully and efficiently its duties hereunder. Accordingly, each party agrees to cooperate fully with the other in formulating and implementing goals and objectives which are in the best interest of Practice’s patients.

10.15 Limited Renegotiation. This Agreement shall be construed to be in accordance with any and all federal and state laws, including laws relating to Medicare, Medicaid, and other third party payors. In the event there is a change in such laws, whether by statute, regulation, agency or judicial decision, guidance or interpretation that has any material effect on any Term of this Agreement, then the applicable term(s) of this Agreement shall be subject to renegotiation and either party may request renegotiation of the affected term or terms of this Agreement, upon written notice to the other party, to remedy such condition.

The parties expressly recognize that upon request for renegotiation, each party has a duty and obligation to the other only to renegotiate the affected term(s) in good faith and, further, each party expressly agrees that its consent to proposals submitted by the other party during renegotiation efforts shall not be unreasonably withheld.

Should the parties be unable to renegotiate the term or terms so affected so as to bring it/them into compliance with the statute, regulation or judicial opinion, guidance or interpretation that rendered it/them unlawful or unenforceable within ninety (90) days of the date on which notice of a desired renegotiation is given, then either party shall be entitled, after the expiration of said ninety (90) day period, to terminate this Agreement upon thirty (30) additional days written notice to the other party.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Management Services Agreement as of the day and year first above written.

For Practice:	For Manager:

American Addiction Centers, Inc.

By:	By:

Name:	Name: Michael T. Cartwright

Title:	Title: Chairman and Chief Executive Officer

ADDENDUM A

HIPAA BUSINESS ASSOCIATE ADDENDUM

This Business Associate Addendum (“Addendum”) amends and is made part of that certain Management Services Agreement between                              (“Entity”) and American Addiction Centers, Inc. (“Associate”).

Entity and Associate agree that the parties incorporate this Addendum into the Agreement in order to comply with the requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and their implementing regulations set forth at 45 C.F.R. Parts 160 and Part 164 (the “HIPAA Rules”). To the extent Associate is acting as a Business Associate of Entity pursuant to the Agreement, the provisions of this Addendum shall apply, and Associate shall be subject to the penalty provisions of HIPAA as specified in 45 CFR Part 160.

1. Definitions. Capitalized terms not otherwise defined in this Addendum shall have the meaning set forth in the HIPAA Rules. References to “PHI” mean Protected Health Information maintained, created, received or transmitted by Associate from Entity or on Entity’s behalf.

2. Uses or Disclosures. Associate will neither use nor disclose PHI except as permitted or required by this Addendum or as Required By Law. To the extent Associate is to carry out an obligation of a Covered Entity under 45 CFR Part 164, Subparts A and E, Associate shall comply with the requirements of 45 CFR Part 164, Subparts A and E that apply to such Covered Entity in the performance of such obligation. Associate is permitted to use and disclose PHI:

(a) to perform any and all obligations of Associate as described in the Agreement, provided that such use or disclosure would not violate the HIPAA Rules, if done by Entity directly;

(b) as otherwise permitted by law, provided that such use or disclosure would not violate the HIPAA Rules, if done by Entity directly and provided that Entity gives its prior written consent;

(c) to perform Data Aggregation services relating to Entity’s health care operations;

(d) to report violations of the law to federal or state authorities consistent with 45 CFR § 164.502(j)(1);

(e) as necessary for Associate’s proper management and administration and to carry out Associate’s legal responsibilities (collectively “Associate’s Operations”), provided that Associate may only disclose PHI for Associate’s Operations if the disclosure is Required By Law or Associate obtains reasonable assurance, evidenced by a written contract, from the recipient that the recipient will: (1) hold such PHI in confidence and use or further disclose it only for the purpose for which it was disclosed or as Required By Law; and (2) notify Associate of any instance of which the recipient becomes aware in which the confidentiality of such PHI was breached;

(f) to create de-identified information in accordance with 45 CFR § 164.514(b), provided that such de-identified information may be used and disclosed only consistent with applicable law;

(g) to create a limited data set as defined at 45 CFR §164.514(e)(2), provided that Associate will only use and disclose such limited data set for purposes of research, public health or health care operations and will comply with the data use agreement requirements of 45 CFR §164.514(e)(4), including that Associate will not identify the information or contact the individuals.

In the event Entity notifies Associate of a restriction request that would restrict a use or disclosure otherwise permitted by this Addendum, Associate shall comply with the terms of the restriction request.

3. Safeguards. Associate will use appropriate administrative, technical and physical safeguards to prevent the use or disclosure of PHI other than as permitted by this Addendum. Associate will also comply with the applicable provisions of 45 CFR Part 164, Subpart C with respect to electronic PHI to prevent any use or disclosure of such information other than as provided by this Addendum.

4. Subcontractors. In accordance with 45 CFR §§ 164.308(b)(2) and 164.502(e)(1)(ii), Associate will ensure that all of its subcontractors that create, receive, maintain or transmit PHI on behalf of Associate agree by written contract to comply with the same restrictions and conditions that apply to Associate with respect to such PHI, including but not limited to the obligation to comply with applicable provisions of 45 CFR Part 164, Subpart C.

5. Minimum Necessary. Associate represents that the PHI requested, used or disclosed by Associate shall be the minimum amount necessary to carry out the purposes of the Agreement. Associate will limit its uses and disclosures of, and requests for, PHI (i) when practical, to the information making up a Limited Data Set; and (ii) in all other cases subject to the requirements of 45 CFR § 164.502(b), to the minimum amount of PHI necessary to accomplish the intended purpose of the use, disclosure or request.

6. Entity Obligations. Entity shall notify Associate of (i) any limitations in its notice of privacy practices, (ii) any changes in, or revocation of, permission by an individual to use or disclose PHI, and (iii) any confidential communication request or restriction on the use or disclosure of PHI that Entity has agreed to or with which Entity is required to comply, to the extent any of the foregoing affect Associate’s use or disclosure of PHI. Entity shall not request Associate to use or disclose PHI in a manner not permitted by the HIPAA Rules and shall obtain any permissions or authorizations, if any, required to disclose PHI to Associate pursuant to the Agreement.

7. Access and Amendment. In accordance with 45 CFR § 164.524, Associate shall permit Entity or, at Entity’s request, an individual (or the individual’s designee) to inspect and obtain copies of any PHI about the individual that is in Associate’s custody or control and that is maintained in a Designated Record Set. If the requested PHI is maintained electronically, Associate must provide a copy of the PHI in the electronic form and format requested by the individual, if it is readily producible, or, if not, in a readable electronic form and format as agreed to by Entity and the individual. Associate will, upon receipt of notice from Entity, promptly amend or permit Entity access to amend PHI so that Entity may meet its amendment obligations under 45 CFR § 164.526.

8. Accounting. Except for disclosures excluded from the accounting obligation by the HIPAA Rules and regulations issued pursuant to HITECH, Associate will record for each disclosure that Associate makes of PHI the information necessary for Entity to make an accounting of disclosures pursuant to the HIPAA Rules. In the event the U.S. Department of Health and Human Services (“HHS”) finalizes regulations requiring Covered Entities to provide access reports, Associate shall also record such information with respect to electronic PHI held by Associate as would be required under the regulations for Covered Entities beginning on the effective date of such regulations. Associate will make information required to be recorded pursuant to this Section available to Entity promptly upon Entity’s request for the period requested, but for no longer than required by the HIPAA Rules (except Associate need not have any information for disclosures occurring before the effective date of this Addendum).

9. Inspection of Books and Records. Associate will make its internal practices, books, and records, relating to its use and disclosure of PHI, available upon request to HHS to determine compliance with the HIPAA Rules.

10. Reporting. To the extent Associate becomes aware or discovers any use or disclosure of PHI not permitted by this Addendum, any Security Incident involving electronic PHI or any Breach of Unsecured Protected Health Information, Associate shall promptly report such use, disclosure, Security Incident or Breach to Entity. Associate shall mitigate, to the extent practicable, any harmful effect known to it of a Security Incident, Breach or use or disclosure of PHI by Associate not permitted by this Addendum. Notwithstanding the foregoing, the parties acknowledge and agree that this section constitutes notice by Associate to Entity of the ongoing existence and occurrence of attempted but Unsuccessful Security Incidents (as defined below) for which no additional notice to Entity shall be required. “Unsuccessful Security Incidents” shall include, but not be limited to, pings and other broadcast attacks on Associate’s firewall, port scans, unsuccessful log-on attempts, denials of service and any combination of the above, so long as no such incident results in unauthorized access, use or disclosure of electronic PHI. All reports of Breaches shall be made in compliance with 45 CFR § 164.410.

11. Term. This Addendum shall be effective as of the effective date of the Agreement and shall remain in effect until termination of the Agreement. Either party may terminate this Addendum and the Agreement effective immediately if it determines that the other party has breached a material provision of this Addendum and failed to cure such breach within thirty (30) days of being notified by the other party of the breach. If the non-breaching party determines that cure is not possible, such party may terminate this Addendum and the Agreement effective immediately upon written notice to other party.

Upon termination of this Addendum for any reason, Associate will, if feasible, return to Entity or destroy all PHI maintained by Associate in any form or medium, including all copies of such PHI. Further, Associate shall recover any PHI in the possession of its agents and subcontractors and return to Entity or securely destroy all such PHI. In the event that Associate determines that returning or destroying any PHI is infeasible, Associate may maintain such PHI but shall continue to abide by the terms and conditions of this Addendum with respect to such PHI and shall limit its further use or disclosure of such PHI to those purposes that make return or destruction of the PHI infeasible. Upon termination of this Addendum for any reason, all of Associate’s obligations under this Addendum shall survive termination and remain in effect (a) until Associate has completed the return or destruction of PHI as required by this Section and (b) to the extent Associate retains any PHI pursuant to this Section.

12. General Provisions. In the event that any final regulation or amendment to final regulations is promulgated by HHS or other government regulatory authority with respect to PHI, the parties shall negotiate in good faith to amend this Addendum to remain in compliance with such regulations. Any ambiguity in this Addendum shall be resolved to permit Entity and Associate to comply with the HIPAA Rules. Nothing in this Addendum shall be construed to create any rights or remedies in any third parties or any agency relationship between the parties. A reference in this Addendum to a section in the HIPAA Rules means the section as in effect or as amended. The terms and conditions of this Addendum override and control any conflicting term or condition of the Agreement and replace and supersede any prior business associate agreements in place between the parties. All non-conflicting terms and conditions of the Agreement remain in full force and effect.